Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Board of Directors
PetroShare Corp.
Englewood, Colorado

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of PetroShare Corp. for the year ended December 31, 2018. We hereby further consent to the use of information contained in our reports setting forth the estimates of revenues from PetroShare Corp.’s oil and gas reserves as of December 31, 2018 and to the inclusion of our reports dated March 4, 2019 as an exhibit to the Annual Report on Form 10-K of PetroShare Corp. for the year ended December 31, 2018.

Sincerely,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Accounting Firm F-693

March 26, 2019